                         RESERVATION SERVICES AGREEMENT

         THIS RESERVATION SERVICES AGREEMENT ("Agreement"), dated as of July ___, 1997 (the "Effective Date"), is between HFS INCORPORATED, a Delaware corporation ("HFS"), and AVIS RENT A CAR SYSTEM, INC. ("ARAC"). The definitions of all other capitalized terms are found in Appendix A.

         In consideration of the following mutual promises, HFS and ARAC agree as follows:

         Section 1. Reservation System. (a) HFS's Obligations. HFS will operate and maintain (directly or by subcontracting with affiliates or one or more third parties) a computerized Reservation System consistent with the system and services provided by HFS to ARAC as of the Effective Date, subject to HFS's right to institute such technological substitute(s) as HFS determines, in its discretion from time to time. HFS will be responsible for the acquisition, development, support, equipping, maintenance, improvement and operation of the Reservation System. HFS shall use reasonable efforts to operate the Reservation System and provide the Service efficiently. ARAC will participate in the Reservation System during the Term. HFS shall have the right to provide reservation services to other car rental operations or to other parties. HFS will not offer callers to the toll free reservation telephone number(s) established for ARAC the opportunity to make reservations for other car rental operations.

         (b) ARAC's Obligations. (i) ARAC will obtain and maintain at the Locations the computer equipment and communications equipment and service required to participate in the Reservation System. HFS shall not be obligated to provide support to any Location where the computer equipment or the communications equipment and service do not comply with HFS specifications. ARAC will comply with HFS's rules and standards for participation, and will honor reservations and commitments to renters and travel industry participants, all as set forth from time to time in the Procedures Manual. ARAC further undertakes and agrees that it will use its best efforts to, and to cause any U.S. Licensee to, assure that all information entered into the Reservation System, including but not limited to rate and fleet availability information, is current and complete during the Term, consistent with procedures and policies in effect as of the Effective Date or as may be specified in the Procedures Manual from time to time during the Term.

                  (ii) Notwithstanding anything to the contrary contained in this Agreement, so long as WizCom International, Ltd. ("WizCom") provides the End User Equipment Services (as defined in the Computer Services Agreement between WizCom and ARAC dated as of the date hereof), ARAC shall be deemed to be in compliance with all requirements of this Agreement relating to Hardware.

         Section 2. Recurring Fees, Taxes and Interest. (a) Recurring Fees. ARAC will pay HFS certain "Recurring Fees" in U.S. dollars as set forth in Appendix B attached hereto and made a part hereof. ARAC will also pay directly, or reimburse HFS to the extent not paid directly by ARAC, travel agent and general sales agent commissions payable for certain reservations and any fees levied by third parties for reservations, including but not limited to reservations originated or processed through the GDS Systems or Internet booking services.

HFS may charge a reasonable service fee for processing such charges, which charge shall reflect the actual cost of providing such service.

         (b) Taxes. ARAC will pay to HFS taxes equal to any federal, state or local sales, gross receipts, use, value added, excise or similar taxes assessed against HFS on the Recurring Fees by jurisdictions assessing such taxes, but not including any income tax, franchise or other tax for the privilege of doing business by HFS in any such jurisdiction. ARAC will pay taxes to HFS when due.

         (c) Interest. Interest is payable when ARAC receives its invoice on any past due amount payable to HFS under this Agreement at the per annum rate of the Prime Rate plus 3% or the maximum rate permitted by applicable law, whichever is less, accruing from the due date until the amount is paid.

     Section 3. Term. The Term of this Agreement shall commence on the Effective Date and shall terminate upon the termination of the License Agreement, unless earlier terminated in accordance with the terms hereof.

         Section 4. Delivery & Installation of Software. The following provisions shall apply to the installation and delivery of Software on new or replacement Hardware obtained by ARAC from time to time during the Term for new or existing Locations:

         (a) Hardware. Hardware obtained from an Approved Vendor will be presumed to meet HFS's configuration requirements as set forth in specified by HFS from time to time. ARAC may obtain from any other source ARAC's computer hardware and related operating system software. If ARAC obtains hardware from any source other than an Approved Vendor, HFS must certify that ARAC's hardware meets its configuration requirements and HFS shall have the right to charge a reasonable certification fee for such services, which charge shall reflect the actual cost of providing such service. HFS may modify its configuration requirements from time to time and Appendix C shall be deemed to be revised upon written notice by HFS to ARAC of any such change.

         (b) Delivery. If ARAC buys the Hardware from an Approved Vendor, HFS will authorize the Approved Vendor to install the Software. If ARAC obtains ARAC's hardware from another source, the Software will either be delivered to the applicable Location or such other address as ARAC specifies in writing, or to ARAC's hardware vendor to be installed on the hardware by ARAC's vendor. HFS will not ship ARAC the Software unless and until ARAC's hardware meets the configuration requirements as provided in Section 4(c).

         (c) Certification and Installation Service. If ARAC does not obtain ARAC's hardware from an Approved Vendor, ARAC must either (1) ship ARAC's hardware to HFS for testing and installation of the Software after HFS has certified that the hardware meets the configuration requirements, or (2) contact HFS for evaluation of ARAC's hardware purchase by telephone and certification that ARAC's hardware meets HFS's configuration requirements.

HFS's certification of compliance with configuration requirements shall not be unreasonably withheld. If the hardware sent to HFS does not meet the configuration requirements, HFS will ship the hardware back to ARAC without installing the Software. ARAC shall pay the cost of freight for the shipping of the hardware to HFS and to ARAC F.O.B. its Garden City, New York facility. ARAC should also obtain insurance for the shipments as ARAC will bear the risk of loss while the hardware is in transit.

         (d) Limited Installation Warranty. If the Hardware is certified and HFS installs the Software, HFS warrants to ARAC for a period of one year after installation that the Software is properly installed in ARAC's Hardware. If any Software failure is the result of improper installation of the Software, HFS will reinstall the Software properly at its expense and pay the cost of shipping (freight and insurance) the hardware to and from its Garden City, New York facility. This is ARAC's exclusive remedy in the event this installation warranty is breached. This warranty is in lieu of all other express and implied warranties for this service. This warranty will be rendered null and void if the Hardware is subjected to abuse, misuse, improper installation at the Location or maintenance by unqualified service personnel, or if the Software is altered without HFS's consent or direction, used for a purpose not authorized under this Agreement or subjected to a violation of Section 7.

         Section 5. License of Software and Training Materials. HFS grants to ARAC a non-exclusive License to use the Software and any Training Materials, subject to the conditions and limitations in this Agreement, so that ARAC can participate in the Reservation System, effective during the term described in
Section 2. HFS will provide and ARAC will use, the standard versions of the Software and the Training Materials HFS is then releasing at the time of installation, as such may be modified, updated or replaced from the versions in use at the time this Agreement is executed. The Software and Training Materials may be used only in conjunction with the Hardware at ARAC's Locations and for the sole purpose of obtaining the Service. If the Hardware malfunctions, the Software and Training Materials may be used on other substantially identical hardware approved by HFS on a temporary basis while the malfunction continues.

         Section 6. Title to Software and Training Materials. Title to and ownership of the Software and Training Materials shall remain with HFS or those entities that have authorized HFS to sublicense and use them, free from any claim or right of ARAC's or the holder of any security interest, lien or encumbrance on any Location or any of ARAC's other property. ARAC will take such steps as may be necessary to prevent any person from acquiring any rights in the Software or Training Materials superior to HFS's rights. If any person attempts to establish any legal right in the Software or Training Materials, ARAC shall promptly notify HFS in writing.

     Section 7. Software and Training Materials Proprietary; Confidential Information. (a) Proprietary Information. The Software and Training Materials are proprietary to HFS and/or its licensor, if any. Neither ARAC nor any other person will transfer, sublicense, modify, decompile, copy or, except to ARAC's employees as needed for the purposes of this

License, disclose the Software or Training Materials to any other person or entity, without HFS's prior written consent. The Software and Training Materials are Confidential Information and are subject to the provisions set forth in subparagraph (b) of this Section 7.

         (b) Confidential Information. ARAC will take all appropriate actions to preserve the confidentiality of all Confidential Information. Access to Confidential Information should be limited to persons who need the Confidential Information to perform their jobs and are subject to ARAC's general policy on maintaining confidentiality as a condition of employment or who have first signed a confidentiality agreement. ARAC will not permit copying of Confidential Information (including, as to any computer software including the Software, any translation, decompiling, decoding, modification or other alteration of the source code of such software). ARAC will use Confidential Information only for its car rental operations and to perform under this Agreement. Upon termination (or earlier, as HFS may request), ARAC shall return to HFS all originals and copies of the Software, Training Materials, Procedures Manuals, policy statements and other Confidential Information "fixed in any tangible medium of expression," within the meaning of the U.S. Copyright Act, as amended. ARAC's obligations under this subsection commence when ARAC signs this Agreement and continue for trade secrets as long as they remain secret and for other Confidential Information for as long as HFS continues to use the information in confidence, even if edited or revised, plus three (3) years. HFS will respond promptly and in good faith to ARAC's inquiry about continued protection of any Confidential Information.

         Section 8. Software Enhancements and Modifications; Hardware Changes. HFS may modify, enhance and rewrite the Software from time to time. So long as ARAC is not in default under this Agreement or the License Agreement, HFS will provide the modified Software to ARAC when, as and if any such modification is implemented. HFS may offer certain modifications, features, and enhancements for additional license fees, installation and training charges, maintenance fees and other terms as HFS may establish. ARAC will comply with HFS's installation, use and maintenance instructions regarding non-optional enhancements and modifications. HFS may change the configuration requirements from time to time, and ARAC must obtain any additional or replacement Hardware required to run enhanced or modified versions of the Software.

         Section 9. Instructions and Manuals. HFS will furnish ARAC with instructions and manuals, generally included in the Procedures Manual, outlining procedures ARAC is to follow to install and use the Software. Use and maintenance of the Software in other than the prescribed manner is a breach of this Agreement. HFS may audit ARAC's records and may at reasonable times enter the Locations to verify conformance with prescribed procedures. HFS reserves the right to modify the Procedures Manual from time to time during the Term in its discretion, for reasons including but not limited to reflecting changes in the Reservation System or the Service, instituting improvements in efficiency of operation of the Reservation System or the Service or establishing uniform procedures to be followed by users of the Service. The Procedures Manual shall contain stated policies regarding rate information updating, and shall specify default practices for continuing rates in effect if no new rates are specified after expiration thereof.

         Section 10. Maintenance. (a) Hardware. ARAC will obtain all maintenance, repairs or adjustments of Hardware from the manufacturer of the Hardware or its authorized service providers. ARAC will perform all user-required maintenance procedures specified by the manufacturer of the Hardware as and when recommended or required, and will obtain required maintenance from authorized service providers at recommended or required intervals. Except where HFS has supplied Hardware to ARAC, in which case the obligations of HFS shall be governed solely by the terms of the agreement between HFS and ARAC pursuant to which such Hardware was supplied, HFS has no obligation to maintain the Software unless and until ARAC complies with this paragraph.

         (b) Software. So long as ARAC is not in default under this Agreement or the License Agreement, HFS will cause the Software to function in accordance with HFS's documentation to enable direct communication with the Reservation System according to the standards, procedures and protocols HFS prescribes from time to time.

         (c) Hardware Failure. HFS will provide a toll-free telephone number for reporting Software problems. In the event that ARAC is unable to interface with the Reservation System because of hardware malfunction, and ARAC is not in default of this Agreement or the License Agreement, HFS will make good faith efforts to place reservations for ARAC through the use of other means and/or facilities.

         Section 11. Indemnification. ARAC will indemnify and hold harmless HFS, its affiliates, successors and assigns and each of the respective directors, officers and employees associated with them against all claims of employees, agents, renters, and all other persons and entities, arising out of the operation, use or non-use of the Software. HFS shall not be liable to ARAC or any other person or entity for personal injury or property loss, including but not limited to, damage to the Locations, as a result of the operation, use or non-use of the Software.

     Section 12.Software Warranties.  HFS makes the following warranties for the
Software:

         (a) HFS warrants that the Software will perform the functions and operations HFS specifies on the Hardware (but no other hardware), provided ARAC follows HFS's written instructions, installs updates and modifications and makes corrections as directed, and is not in default under this Agreement or the License Agreement. HFS's sole obligation under this warranty shall be to remedy any nonperformance of the Software within a reasonable time after ARAC reports it to HFS. HFS DOES NOT WARRANT IN ANY WAY THE PERFORMANCE OR FUNCTIONING OF THE SOFTWARE UNLESS IT IS UTILIZED AS PART OF HARDWARE CERTIFIED BY HFS OR AN APPROVED VENDOR. ALL WARRANTIES UNDER THIS SUBSECTION ARE CONTINGENT UPON PROPER USE OF THE SOFTWARE AND TRAINING MATERIALS AND SHALL NOT APPLY IF ARAC OR

ARAC'S HARDWARE VENDOR WHO IS NOT AN APPROVED VENDOR FAILS TO COMPLY WITH THE PROVIDED INSTALLATION AND OPERATING INSTRUCTIONS, MAKES OR PERMITS THE UNAUTHORIZED ALTERATION OR REPAIR OF THE HARDWARE OR SOFTWARE, OR FAILS TO IMPLEMENT ALL UPDATES OR CORRECTIONS TO THE SOFTWARE HFS MAKES AVAILABLE TO ARAC.

         (b) HFS has the right to license the Software to ARAC under this Agreement and, to the best of its knowledge, the Software does not infringe any Intellectual Property Rights of any third party.

     Section 13. No Liability for Information. HFS WILL NOT BE LIABLE FOR ANY CLAIMS OR DAMAGES RESULTING FROM ANY INCORRECT INFORMATION GIVEN TO HFS OR INPUT INTO THE RESERVATION SYSTEM BY ANY PERSON OTHER THAN HFS. IN ADDITION, IF HFS PERMITS ARAC TO UTILIZE THE HARDWARE AND/OR RESERVATION SYSTEM TO COMMUNICATE WITH ANY PERSON BESIDES HFS, AN AFFILIATE OF HFS, OR OTHER LICENSEES OF THE AVIS SYSTEM, HFS SHALL NOT BE LIABLE FOR THE INPUT, FORMAT, TRANSMISSION OR
MANIPULATION OF ANY INFORMATION SO COMMUNICATED, UNLESS IT IS AFFECTED DUE TO HFS'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

     Section 14. No Other Warranties. HFS MAKES NO OTHER WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY ABOUT THE DESIGN OR CONDITION OF THE SOFTWARE, ITS MERCHANTABILITY, ITS FITNESS FOR ANY PARTICULAR PURPOSE, OR ITS CONFORMANCE TO THE PROVISIONS AND SPECIFICATIONS OF ANY ORDER OR DOCUMENTATION RELATING THERETO.

         Section 15. Damage Limitation. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL HFS OR ANY RELATED PARTY BE LIABLE FOR
SPECIAL, INDIRECT, CONSEQUENTIAL OR EXEMPLARY DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS OR REVENUES; AND FURTHERMORE, HFS'S LIABILITY FOR DAMAGES HEREUNDER SHALL IN NO EVENT EXCEED THE AMOUNTS PREVIOUSLY PAID BY ARAC TO HFS FOR THE LICENSE UNDER THIS AGREEMENT.

         Section 16. ARAC's Default. If any one of these events occurs, then HFS shall have the right to exercise any one or more of the remedies set forth below and/or suspend the Service and related software maintenance service as described in Section 17 below: (a) ARAC fails to make any payment when due under this Agreement or the License Agreement; (b) ARAC breaches any other covenant, warranty or agreement under this Agreement or the License Agreement and the time to cure the breach expires; (c) the Software becomes inoperable by ARAC's act or omission; or (d) ARAC assigns or transfers, or attempts to assign or transfer the Software without HFS's consent, except as permitted under the License Agreement.

         Section 17. Termination and Remedies. (a) Rights to Terminate. HFS shall be entitled to terminate this Agreement, including the License and the Service, immediately: (a) if ARAC violates or attempts to violate Section 7 of this Agreement; (b) if ARAC defaults in a payment required pursuant to this Agreement and such payment default continues uncured for a period of thirty (30) days after the due date for such payment or ARAC fails to make any payment under any other agreement between ARAC and HFS or an affiliate of HFS, and such failure continues after the expiration of the applicable cure period under such agreement; (c) if ARAC defaults under any other obligation under this Agreement, and the default continues uncured for a period of ninety (90) days after HFS gives ARAC written notice of default; (d) if the Software is rendered obsolete in HFS's sole judgment based upon technological advances or improvements, changes in the Service or any other reason and no reasonable substitute for providing the Service is undertaken by HFS, or if HFS, in its sole discretion, decides to exit the business of providing the Service, provided that in either such case HFS must give ARAC not less than five (5) years prior written notice of such termination; or (e) if the license granted under the License Agreement terminates for any reason and is not immediately replaced by an express written agreement between ARAC and HFS Car Rental, Inc. for a license to continue operation of ARAC's car rental operations as part of the Avis System. ARAC shall have the right to terminate this Agreement immediately (A) if HFS defaults under any obligation under this Agreement, and the default continues uncured for a period of ninety (90) days after ARAC gives HFS written notice of such default or (B) HFS is subject to any voluntary or involuntary bankruptcy, liquidation, dissolution, receivership, assignment, reorganization, moratorium, composition or a similar action or proceeding that is not dismissed within 60 days after its filing.

         (b) Obligations Upon Termination. If this Agreement terminates, ARAC will immediately return the originals and all copies of the Software and Training Materials unencumbered to HFS. ARAC will certify to HFS in writing that the original and all copies have been returned or destroyed. ARAC EXPRESSLY WAIVES ANY RIGHT TO NOTICE OF OR A HEARING WITH RESPECT TO REPOSSESSION AND CONSENT TO ENTRY INTO ANY LOCATION BY HFS'S AGENTS OR REPRESENTATIVES OR ANY PREMISES WHERE THE SOFTWARE AND TRAINING MATERIALS MAY BE LOCATED AND REMOVING THEM WITHOUT JUDICIAL PROCESS. If ARAC fails or refuses to permit the peaceable entry by HFS's agents to take possession of any Software and Training Materials HFS owns, ARAC will be liable for rental of the Software and Training Materials at the rate of $1,000.00 per week per Location from the date that HFS first attempts to retake it. Notwithstanding anything contained herein to the contrary, ARAC will honor any advance reservations made for ARAC prior to termination at the rates and on the terms established when the reservations are made and pay when due all related travel agent commissions and other third party charges associated with such reservations.

         (c) Other Remedies. HFS may suspend ARAC from the Reservation System for any default or failure to pay or perform under this Agreement and discontinue Reservation System referrals to ARAC for the duration of such suspension. Reservation service will be restored after ARAC has fully cured any and all defaults and failures to pay and perform. ARAC recognizes that any use of the Reservation System not in accord with this Agreement will cause HFS irreparable harm for which there is no adequate remedy at law, entitling HFS to injunctive and other relief. HFS may litigate to collect amounts due under this Agreement without first issuing a default or termination notice.

         (d) Liquidated Damages. If HFS terminates the License under Section 17(b), or ARAC terminates this Agreement (except pursuant to the last sentence of subparagraph (a) above), ARAC will pay HFS within thirty (30) days following the date of termination, as Liquidated Damages, an amount equal to the sum of accrued Recurring Fees during the immediately preceding twenty-four (24) full calendar months (or the number of months remaining in the unexpired Term at the date of termination, whichever is less). If the elapsed portion of the Term as of the date of termination is less than twenty-four (24) months, then the amount shall be the average monthly Recurring Fees since the Effective Date multiplied by 24. ARAC will also pay any applicable Taxes assessed on such payment. Liquidated Damages are paid in place of HFS's claims for lost future Recurring Fees under this Agreement. HFS's right to receive other amounts due under this Agreement is not affected by this provision.

         Section 18. Costs and Expenses. The non-prevailing party will pay the costs and expenses incurred, including reasonable attorneys' fees and the expenses of retaking the Software and Training Materials, incurred by the prevailing party to enforce this Agreement.

         Section 19. Other Relief. HFS may obtain the remedy of injunctive relief without the posting of a bond if ARAC violates ARAC's obligations regarding confidentiality, non- disclosure, transfer or limitations on Software use under this Agreement.

         Section 20. Force Majeure. If performance by ARAC or HFS is delayed or prevented because of strikes, inability to procure labor or materials, defaults of suppliers or subcontractors, delays or shortages of transportation, failure of power or telephone transmissions, restrictive governmental laws or regulations, weather conditions, or other reasons beyond the reasonable control of the party, then performance of such acts will be excused and the period for performance will be extended for a period equivalent to the period of such delay. Delays or failures to pay resulting from lack of funds will not be deemed delays beyond ARAC's reasonable control.

         Section 21. Notices. Notices will be effective if reduced to writing and delivered, by next day delivery service, with proof of delivery, by facsimile transmission immediately followed by first class mailing of the original material, or mailed by certified or registered mail, return receipt requested, to the appropriate party at its address specified below or to such party at such address as may be designated by notice in accordance with this Section. Notices will be deemed given on the date delivered or date of attempted delivery, if service is refused.

If to HFS:                                    If to ARAC:

HFS Incorporated                               Avis Rent A Car System, Inc.
6 Sylvan Way                                   900 Old Country Road
Parsippany, New Jersey 07054                   Garden City, New York 11530
Attn.:  Douglas Patterson                        Attn.: General Counsel
Fax:     (201) 359-7702                          Fax:     516-222-4700

HFS Incorporated
6 Sylvan Way
Parsippany, New Jersey 07054
Attn.:            Senior Vice President
         and Corporate Counsel
Fax: (201) 359-5331

     Section 22. Oral Modifications. This Agreement may not be amended, modified or rescinded except in writing, signed by both parties and any attempt to do so shall be void and of no effect.

         Section 23. Governing Law; Venue. This Agreement is to be governed by and construed in accordance with the laws of the State of New York. Each party consents to the non-exclusive personal jurisdiction of the New York state courts situated in Nassau County, New York and the United States District Court for the Eastern District of New York. Each party waives objection to venue in any such courts.

         Section 24. Waiver. If either ARAC or HFS fail to exercise any right or option at any time under this Agreement, such failure will not be deemed a waiver of the exercise of such right or option at any other time or the waiver of a different right or option. Termination of this Agreement by either HFS or ARAC will not waive ARAC's obligation to make any payments to HFS under this Agreement.

     Section 25. Severability. If any provision of this Agreement is determined to be void or unenforceable, the provision shall be deemed severed from the Agreement and the remainder of this Agreement shall continue in full force and effect.

     Section 26. Entire Agreement. This Agreement supersedes all prior oral and written agreements and understandings and constitutes the entire Agreement between the parties with respect to the subject matter hereof.

         Section 27. No Third Party Beneficiary. This Agreement is intended for the sole benefit and protection of the named parties, and no other persons or entities shall have any cause of action or right to payments made or received under this Agreement except for any owners of the Software who have licensed or authorized HFS to sublicense the same to ARAC. Notwithstanding the foregoing, the parties acknowledge that certain rights and obligations inure to ARAC pursuant to the License Agreement with respect to its obligations to provide services to the U.S. Licensees as set forth in the License Agreement. All such rights and obligations of ARAC requiring the use of the Software and Training Materials or any other rights granted ARAC under this Agreement are hereby acknowledged by HFS, provided however, that such acknowledgement and permission does not create any new rights in the U.S. Licensees other than those existing under any agreements between HFS, HFS Car Rental, Inc. or any affiliate of Avis, Inc. and the U.S. Licensees relating to the Reservation System.

         Section 28. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties, their successors and permitted assigns. Notwithstanding the above, ARAC may not assign this Agreement without HFS's express written consent, except as permitted under the License Agreement. HFS may assign this Agreement at any time in connection with an assignment of the Reservation System, provided that the assignee executes a written assumption of the obligations of HFS hereunder.

     Section 29. Waiver of Jury Trial. The parties waive the right to a jury trial relating to this Agreement or the relationship between HFS, ARAC and their respective successors and assigns.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date set forth in the preamble to this Agreement,

                                            HFS INCORPORATED




ATTEST:____________________                BY:_________________________________
         (Assistant) Secretary                                (Vice) President


                                           AVIS RENT A CAR SYSTEM, INC.




ATTEST:____________________               BY:_________________________________
         (Assistant) Secretary                                (Vice) President

                                   APPENDIX A

                                   Definitions

"Agreement" means this Reservation Services Agreement between HFS and ARAC.

"Approved Vendor" means a vendor of computer hardware that HFS identifies as an Approved Vendor before ARAC's purchase of hardware.

     "ARAC" means Avis Rent A Car System, Inc. and its successors and assigns, as permitted in the License Agreement.

"Avis System" means the "System" as defined in the License Agreement.

"Confidential Information" means any trade secrets HFS owns or protects and other proprietary information not generally known to the car rental industry including the Software and documentation related thereto and confidential portions of the Training Materials and the Procedures Manual or information HFS otherwise imparts to ARAC and ARAC's representatives in confidence.

"GDS Systems" means the global distribution systems operated by the airlines and may include other third party reservation systems and networks charging fees for processing reservations.

"Hardware" means the computer hardware, including the operating system software, ARAC obtains and dedicates to operation of the Software installed at ARAC's Locations that conforms to HFS's configuration requirements.

"Intellectual Property Rights" means any patents, copyrights, trade secrets or similar property rights owned by any person or entity in the Software.

"License" means the non-transferable, non-exclusive right to use the Software and Training Materials granted to ARAC under this Agreement.

     "License Agreement" means the Master License Agreement between ARAC and HFS Car Rental, Inc. granting to ARAC the non-exclusive right to operate its car rental operations under the Avis System.

"Liquidated Damages" means the amounts payable under Section 17(d), set by the parties because actual damages will be difficult or impossible to ascertain on the Effective Date and the amount is a reasonable estimate of the damages that will be incurred and is not a penalty.

     "Location" means any one of the sites at which ARAC operates a car rental operation.


                                      -A-1-

"Prime Rate" means the rate of interest per annum publicly announced from time to time by The Chase Manhattan Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

"Procedures Manual" means the Procedures Manual and any other manual HFS publishes or distributes specifying the procedures and standards for operation of and participation in the Reservation System from time to time during the Term, including, but not limited to the Technology Standards.

"Recurring Fees" means fees paid to HFS as stated in Section 2 and Appendix B.

"Reservation System" means the computerized central reservation system that HFS maintains (directly or by subcontracting with an affiliate or one or more third parties), pursuant to which the Service is provided to ARAC; and shall include the Wizard System (as such term is defined in the License Agreement) and any substitute therefor or replacement thereof.

"Service" means the basic service provided by the Reservation System for placing and receiving car rental reservations, as well as such other services as HFS may develop and provide in the future, upon conditions including fees which HFS, in its sole discretion, may place in effect under this Agreement.

"Software" means the computer programs in object code form for HFS's proprietary applications delivered to the hardware vendor or to ARAC from time to time, and any substituted, modified, updated and enhanced versions, releases and additions to previously delivered software pursuant to this Agreement that function to connect the Locations with the Reservation System and that may perform additional functions.

"Technology Standards" means standards specified in the Procedures Manual for local and long distance telephone communications services, telephone, telecopy and other communications systems, point of sale terminals and computer hardware and software for various applications constituting part of or interfacing with the Reservation System.

"Term" means the period of time during which this Agreement shall be in effect, as stated in Section 3.

"Training Materials" means the various training modules, written materials and audio and video tapes, as enhanced from time to time, which are provided to instruct ARAC and ARAC's personnel in the utilization of the Software.

     "U.S. Licensees" means the other licensees of the Avis System operating in the United States, to which ARAC is obligated to provide services on behalf of Avis, Inc. under the License Agreement.

                                      -A-2-

                                   APPENDIX B

                                 Recurring Fees

     Section 1. Recurring Fees. Recurring Fees shall consist of "Voice Fees", "GDS Fees", "Internet Fees" and "Other Fees" as described below:

         (a)      Base Year Fees.

         (i) Voice Fees. A per call charge of $0.66 ("Base Year Voice Fee" and, generally as hereinafter provided, "Voice Fees") shall be charged for each call received in the call centers operated by HFS for the Avis System, for manually entered transactions and for any other transactions which are not included in "GDS Transactions", "Internet Transactions" or "Other Transactions" as defined below ("Voice Transactions").

         (ii) GDS Fees. A per booking charge of $0.25 ("Base Year GDS Fee") for every booking made through direct electronic interface with the GDS Systems for the Avis System ("GDS Transactions").

         (iii) Internet Fees. A per booking charge of $1.76 ("Base Year Internet Fee" and, generally as hereinafter provided, "Internet Fees") for every booking made through an Internet connection for the Avis System ("Internet Transactions").

         (iv) Other Fees. Other Fees shall consist of fees charged for any transactions not contemplated by the definitions above, and shall be determined by agreement of the parties at the time any such type of transaction is instituted during the Term.

         Base Year Voice Fees, Base Year GDS Fees, Base Year Internet Fees and Base Year Other Fees are herein collectively referred to as "Base Year Fees"; Internet Fees, GDS Fees, Voice Fees and Other Fees are herein collectively referred to as "Recurring Fees"; and GDS Transactions, Voice Transactions, Internet Transactions and Other Transactions are herein collectively referred to as "Transactions".

     (b) Annual Adjustments to Fees. For each calendar year of the Term the Recurring Fees will be adjusted in accordance with the following procedure:

         (i) Setting Base Year Costs. Within forty-five days after the end of each calendar year in the Term, for each of the Voice Transactions, the GDS Transactions, the Internet Transactions and the Other Transactions, a Prior Year Cost per Transaction will be determined for each type of transaction based on the cost for such transactions for such calendar year (the "Prior Year"). In order to determine such Prior Year costs, the Voice Prior Year Cost shall include the telecommunications, computer processing and space costs incurred and any other costs incurred by HFS to provide the Voice Transactions for the Avis System during the Prior Year. The GDS Prior Year Cost shall consist of the computer processing and space costs

                                      -B-1-
incurred and any other costs incurred by HFS to provide the GDS Transactions for the Avis System during the Prior Year. The Internet Prior Year Cost shall consist of the computer processing and space costs incurred and any other costs incurred by HFS to provide the Internet Transactions for the Avis System during the Prior Year. The Other Transactions Prior Year cost shall be established by agreement of the parties.

         (ii) Year-End Adjustment. Within forty-five (45) days after the end of each calendar year of the Term, HFS shall provide ARAC with notice of the amount, if any, by which the actual cost to HFS of providing each type of Transaction to ARAC during such calendar year exceeded the aggregate amount paid by ARAC for such type of Transaction for the preceding calendar year, supported by documentation satisfactory to both parties of such cost. ARAC shall pay HFS, within fifteen (15) days after the date of such notice the amount of such deficiency.

         (iii) Adjustment of Prior Year Fees. For each calendar year after 1997 (each a "Year of Determination"), the cost (the "Determination Year Cost") for each type of Transaction shall be estimated for such year, using the estimated cost in such year for the same cost items included in the applicable Prior Year Cost. The applicable Transaction Fee to be charged in the calendar year next succeeding the Year of Determination for each type of Transaction shall be equal to the Recurring Fee charged for such type of Transaction in such prior year increased by the positive percentage increase, if any, of the applicable Determination Year Cost for such type of Transaction for the Year of Determination over the applicable Prior Year Cost.

         (c) Interim Adjustments. In the event that during any calendar year (i) ARAC requests changes to the Service which will, in HFS's reasonable judgment increase the cost of providing any type of Transaction by more than five percent (5%) or (ii) HFS reasonably believes that the Transaction Fee established for any type of Transaction for such calendar year will result in payments which are more than five percent (5%) less than HFS's actual cost for providing such type of Transactions to ARAC in such calendar year, HFS shall provide notice to ARAC of such determination and the reasons therefor, and effective with the monthly billing which succeeds such notice by at least fifteen (15) days, HFS shall bill ARAC at a rate for such type of Transaction which is calculated to eliminate such deficit.

         Section 2. Billing. Within forty five (45) days after the end of each calendar month of the Term (each a "Billing Period"), HFS shall provide ARAC with an invoice detailing the quantity of each type of Transaction occurring during such Billing Period and the Fees associated therewith. ARAC shall pay such Fees within fifteen (15) days after the date of such invoice.


                                      -B-2-